Exhibit (a)(1)(J)
E-MAIL TO ALL ELIGIBLE EMPLOYEES
September 22, 2009
Dear Eligible Option Holders:
The SMART Modular Technologies (WWH), Inc. (the “Company”) Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange” or “Offer”) is still currently open. As of the close of trading on September 22, 2009, the closing price per share of the Company’s ordinary shares was $5.62. A number of eligible employees hold eligible options with an exercise price per share that is lower than such price. The Offer to Exchange your eligible options expires at 5:00 p.m., Pacific Time, on September 25, 2009 (unless the Offer is extended). Upon expiration of the Offer, you will be bound by the last properly submitted election form we receive before the expiration date, even if you have chosen to tender options with an exercise price that is lower than the closing price per share of the Company’s ordinary shares on the expiration date.
Because neither you nor the Company can predict what the closing price per share of the Company’s ordinary shares will be upon expiration of the Offer, the Company is sending this e-mail to provide you with an opportunity to provide instructions to the Company regarding your tendered options. Attached to this e-mail is the Supplement to Election of Eligible Options Form (the “Supplement to Election”). The Supplement to Election provides that if the closing price per share of the Company’s ordinary shares on the date the Offer expires is higher than the exercise price of a previously tendered option, upon expiration of the Offer, an eligible employee who signs and submits the Supplement to Election shall be deemed to have revoked his or her tender with respect to such option.
Submission of the Supplement to Election is voluntary; however, if you do not submit the Supplement to Election, you will be bound by the last properly submitted Election Form we receive before the expiration date, even if you have chosen to tender options with an exercise price that is lower than the closing price per share of the Company’s ordinary shares on the expiration date. The Supplement to Election is attached and is also available on the Company’s website at http://smprd.sap.smartm.com:8000/docs. A properly completed and signed Supplement to Election must be received via facsimile, e-mail or by hand delivery by 5:00 p.m., Pacific Time, on September 25, 2009 (unless the Offer is extended) by:
Kimberley McKinney, HR Manager
SMART Modular Technologies (WWH), Inc.
39870 Eureka Drive
Newark, California 94560
(510) 624-8193 / Fax: (510) 624-8245
E-mail: Option.Exchange@smartm.com
The submission of the Supplement to Election must be made by the deadline indicated above. The Company cannot accept late submissions, and the Company therefore urges you to respond early to avoid any last minute problems. Only documents that are complete, signed and actually received by Kimberley McKinney by the deadline will be accepted. Documents submitted by any other means, including U.S. mail or other post and Federal Express (or similar delivery service) are not permitted.

Please note that you may change part or all of your prior election by submitting a new properly completed and signed Election Form prior to the expiration time of the Offer. If you submit a new Election Form, all previously submitted Election Forms, including any previously submitted Supplement to Election, will be deemed to have been revoked and replaced.
If you have questions, please contact Jack Moyer, Vice President, Human Resources, at (510) 624-8242, or Kimberley McKinney at the telephone number or e-mail listed above.
This notice does not constitute the Offer to Exchange. The full terms of the Offer are described in (1) the Offer to Exchange; (2) the e-mail from Iain MacKenzie, dated August 27, 2009; (3) the Summary of the Option Exchange Program; (4) the Election Form; (5) the Instructions Forming Part of the Terms and Conditions of the Offer; (6) the Agreement to Terms of Election; and (7) the Supplement to Election. You may access these documents on the Company’s website at http://smprd.sap.smartm.com:8000/docs or through the U.S. Securities and Exchange Commission’s website at www.sec.gov.